Former Coca Cola Executive Shaun B. Higgins Joins as an Advisor to Drinks Americas

WILTON, Conn., Nov. 22, 2010 (GLOBE NEWSWIRE) — Drinks Americas Holdings, Ltd. (OTCBB:DKAMD - News) a leading developer and marketer of beverage products, today announced that former Coca Cola executive Shaun B. Higgins will assist Drinks Americas in an advisory capacity.

Shaun B. Higgins is the former Executive Vice President and President of the European Group of Coca-Cola Enterprises, Inc., the world's largest marketer, distributor and producer of non-alcoholic refreshment beverages. Shaun has a unique combination of U.S. and international experience in the areas of strategy, sales and operations, finance and people development. His experience with the soft drink industry dates back to 1977, and the intervening years have seen significant career moves, including both the Chief Operating Officer and Chief Financial Officer roles.

After graduating Magna Cum Laude from Pace University in 1972, he spent five years in Public Accounting with Ernst & Young, and is a member of the American Institute of Certified Public Accountants and the New York State Society. He also completed The Advanced Management Program at INSEAD, in addition to executive programs at Harvard, Columbia, Duke and IMD.

Drinks Americas CEO J. Patrick Kenny stated, "To have an executive of Shaun's accomplishments and stature will be invaluable to Drinks. The Company has worked through a number of hurdles, and as our Rheingold Beer and Spirits businesses grow, we are eager to have Shaun Higgins's advice and counsel."

Drinks Americas board member Marvin Traub stated, "As a long serving board member, I am delighted to welcome Shaun Higgins to our Company. I am certain with his background, experience and knowledge he will be an incredible addition and strengthen the Company for the future."

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic premium beverages including Willie Nelson's Old Whiskey River Bourbon, Olifant Vodka, Aguila Tequila, Trump Super Premium Vodka and Rheingold Beer. The Company has recently developed and assisted in the launch of Kid Rock's American Badass Beer selling in Michigan.

For further information, please visit our new websites at www.drinksamericas.com and www.rheingoldbrewingcompany.com.

The Drinks Americas Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7881

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Drinks Americas, Inc.
Charles Davidson
203-762-7000
CEOcast, Inc.
Dan Schustack
212-732-4300